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                             AMENDMENT NO. 8 TO THE
                                NOBLE AFFILIATES
                       THRIFT PLAN AND PROFIT SHARING PLAN


     Pursuant to the provisions of Section 8.1 thereof, the Noble Affiliates

Thrift and Profit Sharing Plan, as amended and restated effective as of

January 1, 1988 (the "Plan"), is hereby amended in the following respects only:


     FIRST: Section 4.2 of the Plan is hereby  amended  by restatement in its entirety to read as follows:


          Section 4.2 TRUST INVESTMENT OPTIONS. For investment purposes the Trust shall be divided into separate and distinct Investment Funds A, B, M, N and I as follows:

               (a) Investment Fund A shall be a common fund invested in United States government securities (meaning obligations which are either direct obligations of the United States of America or are fully guaranteed as to principal at maturity and interest by the United States of America and securities of agencies of the United States of America, including, without limitation, Federal Intermediate Credit Banks, Federal Home Loan Banks, Federal Land Banks and the Federal National Mortgage Association), corporate bonds at least 80% of which shall have a rating within the three highest ratings of at least two recognized securities ratings services, corporate preferred stocks having a rating within the four highest ratings of at least two recognized securities ratings services, commercial paper, certificates of deposit or savings accounts. Interest received and gains realized on securities held in Investment Fund A shall be similarly invested in such securities.

               (b) Investment Fund B shall be a common fund invested in readily marketable common stocks or other readily marketable securities including stocks, commercial paper, certificates of deposit or savings accounts. Dividends received and gains realized on the securities held in Investment Fund B shall be similarly invested in said stocks or securities.

               (c) Investment Fund M shall be a common fund invested in a broadly diversified portfolio of high-yielding securities, including common stocks, preferred stocks and bonds. Dividends received and gains realized on the securities held in Investment Fund M shall be similarly invested in such securities.

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               (d)   Investment Fund N shall be a common fund invested in
          Company Stock. Dividends and other amounts received with respect to Company Stock held in Investment Fund N shall be invested in Company Stock.

               (e) Investment Fund I shall be a common fund invested in short-term United States securities, certificates of deposits or high-grade commercial paper, or funds investing solely in such items, selected by the Trustee or investment manager. Interest received and gains realized on securities held in Investment Fund I shall be similarly invested in such securities.

     Upon becoming a Participant in the Plan each Participant shall direct, on a form prescribed by and filed with the Committee, that the contributions made to the Plan for or on behalf of such Participant shall be invested, in such multiples as the Committee shall prescribe, in one or more of the Investment Funds. A Participant may change his or her investment direction with respect to either future contributions or Account balances at the end of any month, provided that (i) written notice of such change is delivered to the Committee within such reasonable period of time prior to the effective date thereof as the Committee may require, (ii) not more than six changes with respect to future contributions may be made by a Participant during any Plan Year; provided, however, that not more than four such changes may be made during the first six months of the Plan Year and not more than five such changes may be made during the first nine months of the Plan Year, and (iii) not more than six changes with respect to Account balances may be made by a Participant during any Plan Year; provided, however, that not more than four such changes may be made during the first six months of the Plan Year and not more than five such changes may be made during the first nine months of the Plan Year.

     SECOND: Article VI of the Plan is hereby amended by adding  the following

Section to the end thereof:

          Section 6.10 TRANSFER OF ELIGIBLE ROLLOVER DISTRIBUTION. If a Participant is entitled to receive an eligible rollover distribution (as defined in Section 402(c) of the Internal Revenue Code and the regulations thereunder) from the Plan, such Participant may elect to have the Committee direct the Trustee to transfer the entire amount of such distribution directly to any of the following specified by such Participant: an individual retirement account described in Section 408(a) of the Internal Revenue Code, an individual retirement annuity described in Section 408(b) of the Internal Revenue Code (other than an endowment contract), a defined contribution plan qualified under Section 401(a) of the Internal Revenue Code the terms of

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     which permit rollover contributions or an annuity plan described in Section
     403(a) of the Internal Revenue Code. If the surviving spouse of a deceased Participant is entitled to receive an eligible rollover distribution from the Plan, such surviving spouse may elect to have the Committee direct the Trustee to transfer the entire amount of such distribution directly to either an individual retirement account described in Section 408(a) of the Internal Revenue Code or an individual retirement annuity described in
     Section 408(b) of the Internal Revenue Code (other than an endowment contract) specified by such surviving spouse. If an alternate payee under a qualified domestic relations order (as defined in Section 414(p) of the Internal Revenue Code) is the spouse or former spouse of the Participant specified in the qualified domestic relations order, this Section shall apply to such alternate payee as if the alternate payee were a Participant. A distributee of an eligible rollover distribution of $500 or more who is entitled to make an election under this Section may specify that some portion less than the entire amount of such distribution be transferred in accordance with this Section, but only if the portion specified is $500 or more. This Section shall not apply to eligible rollover distributions to a distributes for a calendar year if ail such distributions from the Plan to such distributes within such calendar year are reasonably expected to total less than $200.

     IN WITNESS WHEREOF, this Amendment has been executed this 27 day of July, 1993, the FIRST provision hereof to be effective as of September 1, 1993, and the SECOND provision hereof to be effective as of January 1, 1993.

                                        NOBLE AFFILIATES, INC.


                                        By   /s/
                                           -----------------------------------
                                             Title: Chairman, President, &
                                                    Chief Executive Officer


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